     As filed with the Securities and Exchange Commission on May 1, 2002
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                 --------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                 --------------

                        CORPORATE OFFICE PROPERTIES TRUST
             (Exact Name of Registrant as Specified in Its Charter)

              Maryland                                    23-2947217
 (State or Other Jurisdiction of              (IRS Employer Identification No.)
   Incorporation or Organization)

                        8815 Centre Park Drive, Suite 400
                            Columbia, Maryland 21045
          (Address of Principal Executive Offices, including Zip Code)

                        Corporate Office Properties Trust
              Supplemental Nonqualified Deferred Compensation Plan

                            (Full Title of the Plan)

                               Clay W. Hamlin, III
                             Chief Executive Officer
                        Corporate Office Properties Trust
                        8815 Centre Park Drive, Suite 400
                               Columbia, MD 21045
                                 (410) 730-9092
 (Name, Address and Telephone Number, including Area Code, of Agent for Service)

                                   Copies to:

     Alan Singer, Esquire                        John H. Gurley, Esquire
 Morgan, Lewis & Bockius LLP             Senior Vice President & General Counsel
      1701 Market Street                    Corporate Office Properties Trust
 Philadelphia, PA 19103-2921                8815 Centre Park Drive, Suite 400
       (215) 963-5000                               Columbia, MD 21045
                                                      (410) 992-7247

                         CALCULATION OF REGISTRATION FEE

=========================== ============== ============================= =========================== ==================
    Title of Securities      Amount to be         Proposed Maximum            Proposed Maximum            Amount of
     to be Registered       Registered (1)  Offering Price Per Security  Aggregate Offering Price(3)  Registration Fee
--------------------------- -------------- ----------------------------- --------------------------- ------------------
Deferred Compensation         $10,000,000            100%                      $10,000,000                  $920
Obligations
--------------------------- -------------- ----------------------------- -------------------------- -------------------
Common Shares of Beneficial       --                     --                           --                      --
Interest, $0.01 par value(2)
=========================== ============== ============================= ========================== ===================

(1) The Deferred Compensation Obligations are unsecured obligations of Corporate Office Properties Trust to pay deferred compensation in the future in accordance with the terms of the Corporate Office Properties Trust Supplemental Nonqualified Deferred Compensation Plan (the "Plan")

(2) The indeterminate number of shares registered may be issuable upon redemption of the Deferred Compensation Obligations in accordance with the terms of the Plan.

(3) Estimated pursuant to Rule 457(o) solely for purpose of calculating the registration fee, based upon the maximum amount of compensation which may be deferred under the Corporate Office Properties Trust Supplemental Nonqualified Deferred Compensation Plan.


                                      II-2
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                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

         Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), is not required to be filed with the Securities and Exchange Commission (the "Commission") and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Corporate Office Properties Trust (the "Registrant" or the "Company") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated in this registration statement by reference:

         1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

         2. The Registrant's Current Reports on Form 8-K filed January 30, 2002, February 13, 2002, March 4, 2002, April 4, 2002 and April 24, 2002.

         All other documents filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.       DESCRIPTION OF SECURITIES.

         Under the Corporate Office Properties Trust Supplemental Nonqualified Deferred Compensation Plan (the "Plan"), the Registrant will provide eligible participating employees (each, a "Participant" and, collectively, the "Participants") the opportunity to enter into agreements for the deferral of (i) a specified percentage of their annual compensation or bonus awards, (ii) upon the Participant's election to forego his or her rights under an option (the "Option"), issued to a Participant under the Registrant's Long Term Incentive Plan (the "LTIP"), to purchase the Registrant's common shares of beneficial interest (the "Common Shares"), an amount equal to the difference between (A) the fair market value of the Common Shares that are issuable upon the exercise of the Option and (B) the exercise price of such Option, or (iii) upon the Participant's election to forgo his or her rights to receive Common Shares upon vesting, the fair market value of restricted Common Shares issued under the LTIP at the time they would otherwise become vested and transferable. In addition, the Registrant may, at its discretion, credit a Participant with

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an additional amount to the extent that the Participant did not receive the maximum employer matching contributions under the Registrant's 401(k) Plan. The obligations of the Registrant under such agreements (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation and/or additional amounts in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The amount of compensation, bonus award, credit in lieu of shares underlying options, credit in lieu of restricted shares and/or additional amounts to be deferred by each Participant or to be awarded by the Registrant, as the case may be, will be determined in accordance with the Plan based on elections by each Participant or, in the case of such additional amounts, by the Registrant.

         Participants may elect to have deferred amounts credited to one of a number of Diversified Funds or a Corporate Office Properties Trust Shares Fund (the "COPT Shares Fund"). Only the Diversified Fund is eligible for election with respect to any income or bonus deferrals or additional amounts paid by the Registrant, while, in general, only the COPT Shares Fund is eligible for election with respect to option or restricted shares issued under the LTIP. Participant accounts will be credited with earnings, gains and losses as if the deferred amounts were actually invested in accordance with the Participant's investment elections.

         Deferred amounts will be payable upon the date on which the Participant's employment is terminated for any reason, including death, disability, retirement or termination of employment for any reason. The payment of the obligation shall be in a lump-sum distribution, made in accordance with the terms of the Plan, or payable in five, ten or 15 annual installments in accordance with the Participant's election on fixed dates no earlier than January 1 of the third calendar year after the amounts are deferred. If the Participant's employment is terminated prior to the date on which an in-service distribution would otherwise be made or commence, the election will be null and void. Unless otherwise permitted by the Registrant, amounts invested in the COPT Shares Fund will be distributed in Common Shares. Amounts invested in the Diversified Fund will be distributed in cash or in kind, as permitted by the Registrant.

         A Participant who suffers a severe financial hardship may also request that the committee responsible for administering the Plan grant a hardship withdrawal. Finally, a Participant may request an in-service distribution for any reason, provided that a forfeiture penalty equal to 10% of the amount of the distribution will be imposed on such a distribution.

         Within 30 days after a change of control (as defined in the Plan), a Participant shall, unless such Participant affirmatively elects otherwise, receive a lump sum distribution of the entire balance of such Participant's account(s).

         There is no trading market for the Obligations. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. Except for distributions from the Plan in the form of the Common Shares, the Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Participant will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant has established a grantor, or "rabbi", trust to serve as a source of funds from which it can satisfy the obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will at all times be subject to the claims of the Registrant's general creditors.

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ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Title 8 of the Corporations and Associations Article of the Annotate Code of Maryland, as amended (the "Maryland REIT Law") permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant's declaration of trust, as amended, restated and supplemented (the "Declaration of Trust"), contains such a provision limiting such liability to the maximum extent permitted by Maryland law.

         The Maryland REIT Law permits a Maryland real estate investment trust to indemnify, and to advance expenses to, its trustees and officers, to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for Trustees and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former Trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer only with respect to a proceeding brought to enforce indemnification under the MGCL or if the charter or bylaws of the corporation, a resolution by the board of directors, or an agreement approved by the board of directors to which the corporation is a party expressly provides for such indemnification. In addition, reasonable expenses may be advanced upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Under the MGCL, rights to indemnification and expenses are nonexclusive, in that they need not be limited to those expressly provided by statute.

         The Declaration of Trust authorizes the Registrant, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Registrant and at the request of the Registrant, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity from and against any claim or liability to which such person may become subject or which such person may incur by reason of service in such capacity. The Bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former Trustee or officer who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any such Trustee or officer who, at the request of the

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Registrant, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of his or her status as a present or former Trustee or officer of the Registrant. The Declaration of Trust and the Bylaws also permit the Registrant to provide indemnification to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant. The Bylaws require the Registrant to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

         The Maryland REIT Law and the Bylaws may permit indemnification for liabilities arising under the Securities Act or the Exchange Act. The Board of Trustees has been advised that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

         The Company maintains trustees' and officers' liability insurance coverage.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable

ITEM 8.       EXHIBITS.

         The following Exhibits are filed as part of this Registration
Statement:

         4 Corporate Office Properties Trust Supplemental Nonqualified Deferred Compensation Plan

         5        Opinion of Morgan, Lewis & Bockius LLP

         23.1     Consent of PriceWaterhouseCoopers LLP

         23.2     Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)

         24       Power of Attorney (included in signature page)


ITEM 9.       UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland on this 1st day of May, 2002.

                                   CORPORATE OFFICE PROPERTIES TRUST


                                   By:  /S/ RANDALL M. GRIFFIN
                                        -------------------------------------
                                        Randall M. Griffin
                                        President and Chief Operating Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Randall M. Griffin, President and Chief Operating Officer of the Registrant, and Roger A. Waesche, Senior Vice President and Chief Financial Officer of the Registrant, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                   TITLE                                  DATE

/S/ JAY H. SHIDLER                         Chairman of the Board of Trustees                May 1, 2002
------------------------------------
Jay H. Shidler


/S/ CLAY W. HAMLIN, III                    Chief Executive Officer and Trustee              May 1, 2002
------------------------------------
Clay W. Hamlin, III


/S/ RANDALL M. GRIFFIN                     President and Chief Operating Officer            May 1, 2002
------------------------------------       (Principal Executive Officer)
Randall M. Griffin


                                      S-6

/S/ ROGER A. WAESCHE, JR.                  Senior Vice President and Chief Financial        May 1, 2002
---------------------------                Officer (Principal Accounting and Financial
Roger A. Waesche, Jr.                      Officer)


/S/ BETSY Z. COHEN                         Trustee                                          May 1, 2002
------------------------------------
Betsy Z. Cohen


/S/ KENNETH D. WETHE                       Trustee                                          May 1, 2002
------------------------------------
Kenneth D. Wethe


/S/ ROBERT L. DENTON                       Trustee                                          May 1, 2002
------------------------------------
Robert L. Denton


/S/ KENNETH S. SWEET, JR.                  Trustee                                          May 1, 2002
------------------------------------
Kenneth S. Sweet, Jr.


/S/ STEVEN D. KESLER                       Trustee                                          May 1, 2002
------------------------------------
Steven D. Kesler


/S/ THOMAS F. BRADY                        Trustee                                          May 1, 2002
------------------------------------
Thomas F. Brady

                        CORPORATE OFFICE PROPERTIES TRUST

                                INDEX TO EXHIBITS


EXHIBIT NUMBER    DOCUMENT

     4            Corporate Office Properties Trust Supplemental Nonqualified
                  Deferred Compensation Plan
     5            Opinion of Morgan, Lewis & Bockius LLP
    23.1          Consent of PriceWaterhouseCoopers LLP
    23.2          Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)
    24            Power of Attorney (included in signature page)


                                      S-8